LOAN AGREEMENT

dated as of September 19, 2011

between

RAVEN DRILLING, LLC

as Borrower

and

RBS ASSET FINANCE, INC.,

as Lender

ARTICLE I: DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.	Defined Terms	1
Section 1.02.	Rules of Construction	3
	Accounting and Financial Determinations	4

ARTICLE II: THE LOANS
Section 2.01	Loans	4
Section 2.02.	Note	4
Section 2.03.	Scheduled Payments	4
Section 2.03.	Prepayments	5
Section 2.05.	Interest Provisions	5
Section 2.06	Payments Absolute	5
Section 2.07.	Increased Capital Costs	5
Section 2.08.	Taxes	6

ARTICLE III
CONDITIONS TO LOANS		6

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER		7

ARTICLE V
SECURITY INTEREST		9

ARTICLE VI
Section 6.01.	Affirmative Covenants	9
Section 6.02.	Negative Covenants	11
Section 6.03.	Indemnity	11
Section 6.04.	Performance by Lender	12

ARTICLE VII: EVENTS OF DEFAULT
Section 7.01.	Events of Default	12
Section 7.02	Remedies	13
Section 7.03	Use of Proceeds	13

ARTICLE VIII: MISCELLANEOUS PROVISIONS
Section 8.01.	Waivers, Amendments	13
Section 8.02.	Waivers, Amendments	14
Section 8.03.	Severability	14
Section 8.04.	Execution in Counterparts	14
Section 8.05.	Further Assurance and Corrective Instruments	14
Section 8.06.	Time of the Essence	14
Section 8.07.	Entire Agreement	14
Section 8.08.	Governing Law	14
Section 8.09.	Successors and Assigns; Assignments by Lender	14
Section 8.10.	Assignments, Participations and Securitizations	145
Section 8.11.	Waiver of Jury Trial	15
Section 8.12.	Forum Selection and Consent to Jurisdiction	15
Section 8.13.	Waiver of Certain Claims	15

SCHEDULES

SCHEDULE I                                -           Additional Definitions
SCHEDULE II                               -           Additional Conditions Precedent
SCHEDULE III                              -           Financial Covenants
SCHEDULE IV                              -           Disclosure Statements
SCHEDULE V                                -           List of Subsidiaries

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of September 19, 2011 between Raven Drilling, LLC, a Texas limited liability company (together with its successors and assigns, “Borrower”), and RBS ASSET FINANCE, INC., a New York corporation (together with its successors and assigns, “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain one or more Loans (as defined below) from Lender in an aggregate principal amount not to exceed the Maximum Principal Amount (as defined below), secured by the Collateral (as defined below).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises contained in this Agreement, Lender and Borrower agree as follows:

ARTICLE I                      :  DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.  The following terms shall have the following meanings for all purposes of this Agreement:

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with any other Person.  “Controls,” “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of 20% or more of the equity of a Person shall for purposes of this Agreement be deemed to control the other Person.  In no event shall Lender be deemed an “Affiliate” of Borrower.

“Agreement” means this Loan Agreement, as amended, supplemented, restated, replaced, refinanced, increased or otherwise modified from time to time in accordance with the terms hereof.

“Authorizing Entities” has the meaning ascribed to such term in Schedule I hereto.

“Borrower’s State” has the meaning ascribed to such term in Schedule I hereto.

“Business Day” means any day on which Lender is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Chicago, Illinois.

 “Business Loan Agreement” has the meaning set forth in the Revolving Credit Facility.

“Change of Control” means a change in control of Borrower, any Subsidiary or any Guarantor, including, without limitation, a change in control resulting from direct or indirect transfers of voting stock or partnership, membership or other ownership interests, whether in one or a series of transactions.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Borrower, any Subsidiary or any Guarantor, and a Change of Control shall occur if any of the following occurs: (a) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) acquires, after the date of this Agreement, the beneficial ownership directly or indirectly, of 50% or more of the voting power of the total outstanding stock or other ownership interests of Borrower, any Subsidiary or any Guarantor or (b) the occurrence of an Owner Change.

“Closing Date” means with respect to the initial Loan, the Initial Closing Date, and with respect to any Loan funded after the Initial Closing Date, the date that the proceeds of such Loan are disbursed to, or on behalf of, Borrower.

“Closing Fee” has the meaning ascribed to such term in Schedule I hereto.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the property described on each Collateral Schedule, which property shall be acceptable to Lender, in its sole discretion, and any other assets of Borrower, any Guarantor or any other Person that are subject to a Lien in favor of Lender pursuant to any Loan Document.

“Collateral Schedule” means each schedule describing Collateral attached to and referencing a Note or Notes and executed by Borrower and Lender.

“Commitment” means Lender’s obligation to make Loans to Borrower pursuant to Section 2.01 in an amount not to exceed the Maximum Principal Amount.

“Commitment Termination Date” means the earliest of (a) the date on which the aggregate Original Principal Amount of all Loans equals the Maximum Principal Amount, (b) the Scheduled Commitment Termination Date, (c) the date that an Event of Default described in subsection (i) of Section 7.01 occurs or (d) the date on which Lender elects to terminate the Commitment following an Event of Default.

“Corporate Guarantor” means any Guarantor that is not an Individual Guarantor.

“Default” means any Event of Default or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning ascribed to such term in Section 2.05(c).

“Environmental Laws” means (a) all Federal Toxic Waste Laws, (b) all local, state or foreign law, statute, regulation, or ordinance analogous to any of the Federal Toxic Waste Laws and (c) all other federal, state, local, or foreign law (including any common law, consent decrees and administrative orders), statute, regulation, or ordinance regulating, permitting, prohibiting or otherwise restricting the placement, discharge, release, generation, treatment or disposal upon or into any environmental media of any substance, pollutant, contaminant or waste that is now or hereafter classified or considered to be hazardous or toxic; “Environmental Laws” shall also include any and all amendments to any of (a), (b) or (c).

“Equipment” has the meaning ascribed to such term in Schedule I hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower or any Guarantor, as applicable, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by the Pension Benefit Guaranty Corporation), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412 (d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Borrower, any Guarantor or any of its or their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by Borrower, any Guarantor or any of its or their ERISA Affiliates from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower, any Guarantor or any of its or their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by Borrower, any Guarantor or any of its or their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Borrower, any Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Existing Mortgage” has the meaning set forth in the Revolving Credit Facility.

“Federal Toxic Waste Laws” means any federal law or implementing regulation regulating any substance, matter, material, waste, contaminant or pollutant, the generation, storage, disposal, handling, release, treatment, discharge or emission of which is regulated, prohibited or limited, including, without limitation: (i) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (42 U.S.C. Section 6901 et seq.), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (42 U.S.C. Section 9601 et seq.), (iii) the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.), (iv) the Toxic Substances and Control Act, as now or hereafter amended (15 U.S.C. Section 2601 et seq.) and (v) the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et seq.).

“Financial Statements” has the meaning ascribed to such term in Schedule I hereto.

“Fixed Rate” has the meaning ascribed to such term in Schedule I hereto.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantor” means the guarantor of the Obligations.

“Guaranty” means one or more instruments by which a Guarantor guarantees the Obligations, in form and substance acceptable to Lender.

 “Headquarters” has the meaning set forth in the Revolving Credit Facility.

“Indebtedness” means (a) all items of indebtedness or liability which in accordance with GAAP or federal tax law would be included in determining total liabilities as shown on the liabilities side of a balance sheet other than accounts payable, (b) indebtedness secured by any Lien existing on property owned by Borrower, whether or not the indebtedness secured thereby shall have been assumed and (c) guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by Borrower and other contingent obligations of Borrower in respect of, or to purchase or otherwise acquire, indebtedness of others.

“Individual Guarantor” means a Guarantor that is a natural person.

“Initial Closing Date” has the meaning ascribed to such term in Schedule I hereto.

“Interim Interest Date” has the meaning ascribed to such term in Schedule I hereto.

“Interim Interest Payment Date” has the meaning ascribed to such term in Schedule I hereto.

 “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means a loan from Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, each Note, each Loan Request, any Guaranty and each other instrument or document executed or delivered pursuant to or in connection with this Agreement and the other Loan Documents, including, without limitation, any instrument or agreement given to evidence or further secure the Obligations.

“Loan Request” means a Loan Request, duly executed by an authorized officer of Borrower, in form and substance acceptable to Lender.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or condition (financial or otherwise) of Borrower, any Guarantor or any of their Subsidiaries, (b) the ability of Borrower to perform or pay its Obligations or any material Indebtedness in accordance with the terms thereof, (c) the ability of any Guarantor to perform its, his or her obligations under a Guaranty, (d) Lender’s Lien on the Collateral or the priority of such Lien, or (e) the validity or enforceability of any Loan Document or the rights and remedies available to Lender under any Loan Document.

“Maximum Principal Amount” has the meaning ascribed to such term in Schedule I hereto.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning ascribed to such term in Section 2.02.

“Notice Address” has the meaning ascribed to such term in Schedule I hereto.

 “Obligations” means, subject to Section 8.10(c), the obligations to make the payment of all indebtedness evidenced by the Notes, together with all extensions, renewals, amendments and modifications thereof and the payment of all other Indebtedness and other sums owed under, and the payment and the performance of all obligations and covenants contained in the Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due, together with all fees and expenses (including, without limitation, all attorneys’ fees and expenses) incurred by Lender in connection with the collection or enforcement of any of the Obligations.

“Organizational Documents” has the meaning ascribed to such term in Schedule I hereto.

“Original Principal Amount” means the aggregate principal balance of each Loan as of the Closing Date for such Loan.

“Owner Change” has the meaning ascribed to such term in Schedule I hereto.

“Payment Date” has the meaning ascribed to such term in Schedule I hereto.

 “Permitted Indebtedness” means the:

(a) Indebtedness of the Borrower under the Loan Documents and the Revolving Credit Facility;

(b) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(c) Indebtedness secured by Permitted Liens;

             (d) Indebtedness consisting of sureties or bonds provided to any governmental authority or other Person and assuring payment of contingent liabilities of the Borrower or Guarantor in connection with the operation of oil and gas properties, including with respect to plugging, facility removal and abandonment of oil and gas properties; Indebtedness consisting of sureties or bonds provided to any governmental authority or other Person and assuring payment of contingent liabilities of the Borrower or Guarantor in connection with the operation of oil and gas properties, including with respect to plugging, facility removal and abandonment of oil and gas properties;

(e) Intercompany Indebtedness;

(f) Indebtedness under any Hydrocarbon Hedge Agreement or Interest Hedge Agreement (each as defined in the Revolving Credit Facility) permitted under the Revolving Credit Facility;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business if such Indebtedness is extinguished within two (2) Business Days of incurrence and does not exceed $50,000; and

                (h) Indebtedness under the Business Loan Agreement secured by the Existing Mortgage and not to exceed $5,350,000, for so long as Borrower owns the Headquarters.

“Permitted Liens” means any of the following:  (a) Liens (other than Liens relating to Environmental Laws) for taxes, assessments or other governmental charges not yet due and payable, (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law, which are incurred in the ordinary course of business for sums  that are not delinquent, (c) Liens in favor of Lender, (d) Liens explicitly identified in any Loan Document as “permitted liens.” and (e) Permitted Liens under the Revolving Credit Facility.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower, any Guarantor or any of its or their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Fee” means with respect to each Loan, the prepayment fee described in the related Note.

“Revolving Credit Facility” means the Second Amended and Restated Credit Agreement among Abraxas Petroleum Corporation, the lenders party thereto from time to time, and Société Générale dated June 30, 2011, as amended, supplemented, restated, replaced, refinanced, increased or otherwise modified from time to time.

“Scheduled Commitment Termination Date” has the meaning ascribed to such term in Schedule I hereto.

“Stated Maturity Date” means, with respect to each Loan, the scheduled maturity date described in the related Note.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Parent, or by one or more Subsidiaries of such Parent or (c) any partnership, joint venture, limited liability company, or other entity as to which the Parent, or one or more Subsidiaries of such Parent, owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Voluntary Prepayment Date” has the meaning ascribed to such term in Schedule I hereto.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Rules of Construction.

(a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa.  The use herein of a word of any gender shall include correlative words of all genders.

(b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

Section 1.03. Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP consistently applied.  In the event that GAAP changes during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components, Borrower and Lender shall amend such provisions of this Agreement in such respects as necessary to conform the financial covenants as criteria for evaluating the financial condition of Borrower or a Guarantor, as applicable, to substantially the same criteria as were effective prior to such change in GAAP.

ARTICLE II :  THE LOANS

Section 2.01. Loans.

(a) Commitment.  Lender hereby agrees, subject to the terms and conditions of this Agreement (including, without limitation, the fulfillment of the conditions set forth in Article III or Lender’s written waiver thereof), to make one or more Loans to Borrower from time to time during the period from the Initial Closing Date to the Commitment Termination Date in the aggregate Original Principal Amount not to exceed the Maximum Principal Amount  (the “Commitment”).  Not more than one Loan shall be funded in any calendar month, and each Loan shall be in an Original Principal Amount of at least $100,000.  The Original Principal Amount of each Loan shall reduce, dollar for dollar, the remaining available amount under the Commitment, and any amount funded may not be reborrowed after being repaid.  The Commitment shall terminate automatically and without any further action on the Commitment Termination Date.  Borrower’s obligation to repay a Loan shall commence, and interest shall begin to accrue, on the Closing Date of such Loan.

(b) Loan Request.  By delivering a duly completed and executed Loan Request to Lender, on a Business Day, Borrower may irrevocably request that a Loan be made on the Closing Date specified in such Loan Request (which date shall be at least two Business Days but no more than 10 Business Days after the date of delivery to Lender of such Loan Request).  On such Closing Date, subject to the terms and conditions contained herein (including, without limitation, the fulfillment of the conditions set forth in Article III or Lender’s written waiver thereof), Lender shall disburse the Original Principal Amount specified in such Loan Request to, or on behalf of, Borrower to the accounts or entities specified in such Loan Request.  Such Loan Request shall specify the applicable Closing Date, the Original Principal Amount of such Loan and the applicable disbursement instructions.  Borrower agrees that the proceeds of all Loans shall be used solely for the purposes described in such Loan Request.

Section 2.02. Note.  Each Loan made by Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in form and substance acceptable to Lender, duly completed, in the principal amount of the Original Principal Amount of such Loan, dated as of the Closing Date for such Loan, made payable to Lender or order, and maturing on the Stated Maturity Date of such Loan or such earlier date pursuant to an acceleration hereunder (the “Note”).

Section 2.03. Scheduled Payments.  On each Payment Date, Borrower shall pay the aggregate scheduled principal and interest payments owed with respect to each Loan as set forth in the Notes and any prepayment as provided in Section 2.04; provided, however, on the Stated Maturity Date or date of acceleration of a Loan, Borrower shall repay in full the aggregate then outstanding principal amount of such Loan plus all accrued and unpaid interest thereon and all other amounts owed hereunder or under any other Loan Document related to such Loan.

All amounts required to be paid by Borrower hereunder shall be paid in lawful money of the United States of America in immediately available funds to the following account, or to such other account as designated by Lender to Borrower in writing:

Account Name:           RBS Asset Finance Customer Payments
Account Number:       450000-149-1
ABA Number:             241070417
Bank:                            RBS Citizens, National Association
                                      One Citizens Drive
                                      Riverside, RI 02915
Reference:                   Raven Drilling, LLC

Any payment received after 12:00 p.m. New York time will be deemed to be received on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or the fees hereunder, as the case may be.  All payments shall be applied first to accrued interest and then to principal.

Section 2.04. Prepayments.

(a) Voluntary Prepayments.  Prior to the Stated Maturity Date, Borrower may, from time to time on any Payment Date occurring after the Voluntary Prepayment Date, make a voluntary prepayment, in whole but not in part, of the outstanding principal amount of the Loans; provided, however, that (a) any such voluntary partial prepayment shall be made only of a Loan in full; (b) all such voluntary prepayments shall require notice on or before the date that is 30 calendar days in advance of any prepayment of the Loan or Loans (which Borrower may revoke not less than 5 Business Days prior to the scheduled prepayment); and (c) in connection with each such voluntary prepayment, Borrower shall pay all accrued interest on the outstanding principal amount of the Loan or Loans prepaid, all other amounts owed under any Loan Document and, except as otherwise provided in any Loan Document, the aggregate Prepayment Fee for the Loan or Loans prepaid, which shall not be refundable.

(b) Mandatory Prepayment Upon Acceleration.  Upon any acceleration of any Loan pursuant to Section 7.02, Borrower shall immediately repay all (or if only a portion is accelerated thereunder, such portion of) the Loans then outstanding, including accrued and unpaid interest thereon, plus the aggregate Prepayment Fee, if any,  for all such Loans and all other amounts owed under the Loan Documents.

Section 2.05. Interest Provisions.

(a) Interest on the outstanding principal amount of each Loan shall accrue at a rate per annum equal to the Fixed Rate for such Loan.  Interest shall be computed on the basis of a 360-day year consisting of 12 30-day months. On the Interim Interest Payment Date for a Loan, Borrower shall pay interest accruing on such Loan from the applicable Closing Date through and including the last day of the calendar month immediately preceding the applicable Interim Interest Date.  Interest accruing on each Loan on and after the Interim Interest Date for such Loan shall be payable on each Payment Date or the date of prepayment, as applicable.

(b) Any payment under a Loan Document that is not paid by Borrower on the due date thereof shall, to the extent permissible by law, bear a late charge equal to the lesser of three cents ($.03) per dollar of the delinquent amount or the lawful maximum, and Borrower shall be obligated to pay the same immediately upon receipt of Lender’s written invoice therefor.

(c) Upon the occurrence and during the continuation of any Event of Default or after acceleration, Borrower shall pay interest (i) with respect to all Loans at a rate per annum equal to the rate otherwise in effect plus an additional 3% per annum and (ii) with respect to all other Obligations of Borrower to Lender at a rate per annum equal to the highest Fixed Rate then in effect plus an additional 3% per annum (each such rate, a “Default Rate”).

(d) The obligations of Borrower hereunder and under the Notes and the other Loan Documents shall be subject to the limitation that payments of interest to Lender, plus any other amounts paid to Lender in connection herewith and therewith, shall not be required to the extent (but only to the extent) that contracting for and receiving such payment by Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest which may be contracted for, charged or received by Lender, and in such event Borrower shall pay such Lender interest and other amounts at the highest rate permitted by applicable law.

Section 2.06. Payments Absolute.  The obligations of Borrower to pay interest and principal required under this Article II and to make other payments under the Loan Documents and to perform and observe the covenants and agreements contained herein and therein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including, without limitation, any failure of the Collateral to be delivered, installed or constructed, as applicable, any defects, malfunctions, breakdowns or infirmities in the Collateral or any accident, condemnation, destruction or unforeseen circumstances.  Notwithstanding any dispute between Borrower and Lender or any other person, Borrower shall make all payments under the Loan Documents when due and shall not withhold any payments pending final resolution of such dispute, nor shall Borrower assert any right of set-off or counterclaim against its obligation to make such payments required under the Loan Documents.

Section 2.07. Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Lender or any Person controlling Lender, and Lender determines that the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loans made by Lender is reduced to a level below that which Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Lender to Borrower, Borrower shall immediately pay directly to Lender additional amounts sufficient to compensate Lender or such controlling Person for such reduction in rate of return.  A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.  In determining such amount, Lender may use any method of averaging and attribution that it shall deem applicable.

Section 2.08. Taxes.

(a) Withholding Taxes.  Any and all payments by Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder and under the Loan Documents shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Lender’s gross or net income or receipts by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof or in which Lender is maintaining a lending office (such non-excluded items are referred to herein as “Taxes”).  In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required (including penalties, interest, additional taxes and expenses (including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto).

(b) Other Taxes.  In addition, Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) Tax Indemnity.  Borrower shall indemnify Lender for the full amount of Taxes and Other Taxes (including, without limitation, any amounts paid by Lender) and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date Lender makes written demand therefor and shall survive the termination of this Agreement.

ARTICLE III:  CONDITIONS TO LOANS

Lender’s agreement to make the Loans to Borrower hereunder and to disburse the proceeds thereof shall be subject to the condition precedent that Lender shall have received, on or prior to the applicable Closing Date (or by such other time as may be specified herein with respect thereto), all of the following, each in form and substance satisfactory to Lender:

(a) This Agreement and all other Loan Documents, properly executed on behalf of Borrower, and each of the exhibits and schedules hereto and thereto properly completed.

(b) The respective Note, properly executed on behalf of Borrower.

(c) A Loan Request for each Loan to be funded, duly completed and properly executed on behalf of Borrower.

(d) With respect to the Initial Closing Date only, a certificate of the Secretary or an Assistant Secretary of Borrower, certifying as to (i) the resolutions of the Authorizing Entities of Borrower, authorizing the execution, delivery and performance of this Agreement, the Note, the other Loan Documents and any related documents, (ii) the Organizational Documents of Borrower, and (iii) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement, the Note, the other Loan Documents and other instruments, agreements and certificates on behalf of Borrower.

(e) With respect to the Initial Closing Date only, current certified copies of the Organizational Documents of Borrower.

(f) With respect to the Initial Closing Date only, a Certificate of Good Standing issued as to Borrower by the Comptroller of Public Accounts of the state of Borrower’s organization not more than 30 days prior to the Closing Date.

(g) With respect to the Initial Closing Date only, a Certificate of Qualification issued as to Borrower by the Secretary of the State of the state where the Collateral is or will be located if different than the Borrower’s state of organization, not more than 30 days prior to the Initial Closing Date.

(h) The Guaranties, if any, properly executed by or on behalf of Guarantors.

With respect to the Initial Closing Date only, a certificate of the Secretary or an Assistant Secretary of any Corporate Guarantor certifying as to (i) the resolutions of the Authorizing Entities of such Guarantor, authorizing the execution, delivery and performance of the Guaranty and any related documents, (ii) the Organizational Documents of Guarantor, and (iii) the signatures of the officers or agents of Guarantor authorized to execute and deliver the Guaranty and other instruments, agreements and certificates on behalf of Guarantor.

(i) Current certified copies of the Organizational Documents of any Corporate Guarantor.

(j) A Certificate of Good Standing issued as to all Corporate Guarantors by the Secretary of the State of the state of such Guarantor’s organization not more than 30 days prior to the Closing Date.

(k) Intentionally Omitted.

(l) Intentionally Omitted.

(m) Certificates of the insurance required hereunder, containing a lender’s loss payable clause or endorsement in favor of Lender.

(n) Intentionally Omitted.

(o) Intentionally Omitted.

(p) Intentionally Omitted.

(q) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Borrower, and (ii) no financing statements have been filed and remain in effect against Borrower relating to the Collateral except those financing statements filed by Lender and pursuant to the Revolving Credit Facility.

(r) Payment of the Closing Fee and, if any, all of Lender’s other fees, commissions and expenses in connection with the funding of each Loan.  In addition to the foregoing, each time Borrower submits a Loan Request, Borrower shall pay to Lender a fee (in each case, the “Documentation Fee”) in the amount of (i) $500 if the Loan Request is $2,500,000 or more, or (ii) $250 if the Loan Request is less than $2,500,000.

(s) If requested, evidence that no Default or event or circumstance that could reasonably be likely to have a Material Adverse Effect has occurred.

(t) Any other documents or items required by Lender.

(u) Any other documents or items listed on Schedule II hereto.

ARTICLE IV:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

Borrower represents, warrants and covenants for the benefit of Lender, as follows:

(a) Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower is in good standing and is duly licensed or qualified to transact business in each jurisdiction where the nature of its business requires such qualification, except for those jurisdictions in which the failure to qualify could not reasonably be expected to have a Material Adverse Effect.  Borrower’s exact legal name is as set forth on the execution page hereof.

(b) Borrower has the requisite power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations under this Agreement, the Note and each other Loan Document to which it is a party and to own its property, (ii) use the Collateral and (iii) conduct its business substantially as currently conducted by it, except as to clause (iii) where the failure to hold such licenses, permits and approvals could not reasonably be expected to have a Material Adverse Effect.

(c) This Agreement, the Note and the other Loan Documents to which it is a party have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation or other laws of general application relating to or effecting the enforcement of creditors’ rights and by general equitable remedies.

              (d)  The execution and delivery of this Agreement, the Note and the other Loan Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms and conditions hereof and thereof do not and will not violate any applicable law, rule, regulation or order, conflict with or result in a breach of any of the terms or conditions of any Organizational Document of Borrower or of any corporate restriction or of any agreement or instrument to which Borrower is now a party except where such violation would not have a Material Adverse Effect and do not and will not constitute a material default under any of the foregoing or result in the creation or imposition of any Liens, of any nature upon any of the property or assets of Borrower other than Liens in favor of Lender and Permitted Liens.

(e) The authorization, execution, delivery and performance of this Agreement, the Note and the other Loan Documents by Borrower do not require submission to, approval of, or other action by any governmental authority or agency, except for such action that has been duly obtained or taken and is in full force and effect.

(f) Each of the Loan Documents that purports to create a security interest creates a valid first priority Lien on the Collateral subject only to Permitted Liens, securing the payment and performance of the Obligations.

(g) Except as disclosed on Schedule IV (which may be updated as of each Closing Date), there is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Borrower’s knowledge, threatened in writing against or affecting Borrower, any Guarantor or any of their Subsidiaries, challenging Borrower’s or any Guarantor’s authority to enter into this Agreement, the Note or any of the other Loan Documents or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Note or any of the other Loan Documents, or could reasonably be expected to have a Material Adverse Effect.

(h) Borrower has good title to all Collateral free and clear of all Liens except for Permitted Liens

(i) Borrower is in compliance with all laws, rules, regulations and orders of governmental authorities applicable to it and its properties except to the extent the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

(j) Borrower has heretofore furnished to Lender the Financial Statements and those statements fairly present the financial condition of Borrower and such Guarantor, if any, on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower or any Guarantor except changes in the oil and gas industry and the United States and world economy generally.   Except as disclosed in the Financial Statements or the notes thereto and for the items disclosed on Schedule IV (which may be updated as of each Closing Date), neither Borrower nor any Guarantor, as of each Closing Date, has or will have any liabilities, contingent or otherwise, that could reasonably be expected to have a Material Adverse Effect.

(k) Borrower has paid or caused to be paid, and will pay, to the proper authorities when due all federal, state and local taxes required to be withheld by it, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.  Borrower has filed, and will pay, all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

(l) For purposes of Section 9-307 of the UCC, Borrower is and will remain located in the Borrower’s State. Borrower’s residence for federal income tax purposes is located at its Notice Address specified in Schedule I.  Borrower has authorized Lender to file financing statements that are sufficient when filed to perfect the security interests created pursuant to this Agreement and the other Loan Documents.  When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in the Collateral that constitutes personal property, subject to no other Lien other than Permitted Liens.

(m) None of the Collateral constitutes a replacement of, substitution for or accessory to any property of Borrower subject to a Lien of any kind except for Permitted Liens.

(n) No ERISA Event has occurred or is reasonably likely to occur with respect to any Plan, and each Plan is in compliance in all material respects with the applicable provisions of ERISA.

(o) Borrower has obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws at Borrower’s facilities or in connection with the operation of its business except those the failure of which to obtain would not be reasonably likely to cause a Material Adverse Effect.  Except as disclosed on

Schedule IV, to the knowledge of Borrower, Borrower and all activities of Borrower at its facilities comply with all applicable Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrower with respect thereto except where the failure to be in compliance would not be reasonably likely to cause a Material Adverse Effect.  Except as disclosed on Schedule IV, Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or contained in any applicable plan, order, decree, judgment or notice of which Borrower is aware except where the failure to be in compliance would not be reasonably likely to cause a Material Adverse Effect.  Except as disclosed on Schedule IV (which may be updated as of each Closing Date), Borrower has no knowledge of, nor has Borrower received written notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any applicable Environmental Laws.

(p) All factual information (other than the Financial Statements, as to which Section IV(k) shall apply) heretofor or contemporaneously furnished by or on behalf of Borrower or any Guarantor in writing to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information (other than the Financial Statements, as to which Section IV(k) shall apply) hereafter furnished by or on behalf of Borrower or any Guarantor to Lender will be, true and correct in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(q) None of Borrower, any Guarantor or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”  None of the proceeds of any Loan will be used for the purpose of, or be made available by Borrower, any Guarantor or any of their Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock”.  Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(r) None of Borrower, any Guarantor or any of their Subsidiaries is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(s) Schedule V is an accurate and complete list of all Subsidiaries of Borrower and each Corporate Guarantor and the respective ownership interests therein.

(t) Borrower and the Guarantor are solvent and will not be rendered insolvent by the Loan Documents or the transactions contemplated thereby and, after giving effect to such transactions, neither Borrower nor any Guarantor will be left with an unreasonably small amount of capital with which to engage in its business, nor does Borrower or any Guarantor intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature.  Neither Borrower nor any Guarantor contemplates the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any Guarantor or any of their assets.  Neither Borrower nor any Guarantor is entering into the transactions contemplated by the Loan Documents with any intent to hinder, delay or defraud any of Borrower’s or any Guarantor’s creditors.

ARTICLE V:  SECURITY INTEREST

This Agreement is intended to constitute a security agreement within the meaning of the UCC.  To secure the payment and performance of the Obligations, Borrower hereby grants to Lender a security interest constituting a first Lien on the Collateral.  Borrower hereby authorizes, and ratifies any previous authorization for, Lender to file UCC financing statements and any amendments thereto describing the Collateral and containing any other information required by the applicable UCC.  Borrower authorizes Lender, to file financing statements and amendments thereto describing the Collateral and containing any other information required by the applicable UCC and all proper terminations of the filings of other secured parties with respect to the Collateral, in such form and substance as Lender, in its sole discretion, may determine.

ARTICLE VI:  COVENANTS

Section 6.01. Affirmative Covenants.  So long as any Loan shall remain unpaid, Borrower will comply, and shall cause the Guarantor to comply, with the following requirements unless waived by Lender in writing:

(a) Financial Statements.  Borrower shall cause Corporate Guarantor to deliver to Lender : (i) as soon as practicable, and in any event within 45 days after the end of each fiscal quarter (other than the last fiscal quarter), unaudited financial statements including in each instance, balance sheets, income statements, and statements of cash flow, on a consolidated and consolidating basis, as appropriate, and separate profit and loss statements as of and for the quarterly period then ended and for the fiscal year to date, prepared in accordance  with GAAP (ii) as soon as practicable, and in any event within 90 days after the end of each fiscal year, annual audited financial statements, including balance sheets, income statements and statements of cash flow for the fiscal year then ended, on a consolidated and consolidating basis, as appropriate, which have been prepared by the independent accountants of the Corporate Guarantor in accordance with GAAP and (iii) as soon as practicable, any certifications required by the Securities and Exchange Commission of the United States (the “SEC”) or by securities laws applicable to the Corporate Guarantor concerning financial statements of the Corporate Guarantor, as applicable.  Such audited financial statements shall be accompanied by the independent accountant's opinion, which opinion shall be in form generally recognized as “unqualified.”   Borrower shall be deemed to have complied with the foregoing requirements upon the filing by Corporate Guarantor of Forms 10-K and 10-Q with the SEC that are publicly available within the time frames set forth above.

(b) Compliance Certificate.  If any financial covenants are set forth on Schedule III, concurrently with the delivery of the financial statements pursuant to subsection (a), Borrower     shall deliver to Lender a certificate from an officer of the Borrower or Corporate Guarantor, as applicable, containing information (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to Lender) that demonstrates compliance with the financial covenants set forth on Schedule III.

(c) Notices.  Borrower shall deliver to Lender each of the following:

(i) as soon as possible and in any event within three Business Days after the occurrence of a Default, an Event of Default or an event which could reasonably be expected to result in a Material Adverse Effect other than a Material Adverse Effect relating to a change in the oil and gas business or United States or world economy generally, a statement of Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event and the action that Borrower has taken and proposes to take with respect thereto;

(ii) promptly after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower, any Guarantor or any of their Subsidiaries of the type described in Article IV hereof or which seek a monetary recovery against Borrower, any Guarantor or any of their Subsidiaries in excess of $3,000,000;

(iii) promptly upon knowledge thereof, notice of any loss, theft or destruction of or material damage to, any accident involving any, and any action, suit or proceeding relating to, Collateral having a value in excess of $250,000;

(iv) promptly after the amending thereof, copies of any and all amendments to any of its Organizational Documents;

(v) promptly upon knowledge thereof, notice of the violation by Borrower of any applicable law, rule or regulation applicable to Borrower, which violation could reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws.  Borrower and each of its Subsidiaries shall comply in all material respects with all applicable governmental rules and regulations and all other applicable laws, rules, regulations and orders, including, without limitation, all applicable Environmental Laws.

(e) Maintenance of Properties.  Borrower shall, at its own expense, maintain, preserve, protect and keep the Collateral in good repair, working order and condition, ordinary wear and tear excepted, in material compliance with all applicable laws, rules, regulations, prudent industry practice and the requirements of all applicable insurance policies, and make necessary and proper repairs and replacements so that its business carried on in connection therewith may be properly conducted at all times and shall maintain in full force and effect all rights, franchises, permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on its business as presently or proposed to be conducted where the failure to so maintain the same could reasonably be expected to have a Material Adverse Effect.  Borrower will not make any material alterations, modifications or additions to the Collateral which cannot be removed without materially damaging the functional capabilities or economic value of the Collateral unless Lender has provided its prior written consent.

(f) Insurance.  Borrower shall, at its own expense, procure and maintain continuously in effect: (i) public liability insurance for personal injuries, death or damage to or loss of property arising out of or in any way relating to the Collateral sufficient to protect Lender from liability in all events, and (ii) insurance against such hazards as Lender may reasonably require, including, without limitation, all-risk property and casualty insurance, in each case in amounts acceptable to Lender.  All insurance policies required by this Section shall be taken out and maintained with insurance companies acceptable to Lender; and shall contain a provision that the insurer shall not cancel or revise coverage thereunder without giving written notice to the insured parties at least 30 days before the cancellation or revision becomes effective.  No insurance shall be subject to any co-insurance clause.  Borrower shall cause Lender to be named as loss payee on all insurance policies relating to any Collateral and shall cause Lender to be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Lender.  Such insurance shall not be affected by any unintentional act or negligence or representation or warranty on the part of Borrower or other owner of the policy or the property described in such policy.  Prior to each Closing Date, Borrower shall deposit with Lender evidence satisfactory to Lender of such insurance and, at least 10 days prior to the expiration thereof, shall provide Lender evidence of all renewals or replacements thereof.  Borrower shall provide or cause to be provided to Lender and to its insurance consultant (or any agent, officer or employee of Lender) such other information relating to its insurance coverage as may be reasonably requested by Lender.

(g) Books and Records; Inspections.  Borrower will cause Corporate Guarantor to keep books and records that accurately reflect all of its business affairs and transactions in accordance with the Exchange Act.  Borrower will, and will cause the Guarantor to, permit Lender or any of its representatives (including outside auditors), at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and Borrower hereby authorizes such independent accountant to discuss Borrower’s financial matters with Lender or its representatives whether or not any representative of Borrower is present) and to examine (and, at the expense of Borrower, copy extracts from) books or other corporate records (including computer records).  If Lender exercises its rights under this Section following the occurrence of a Default, Borrower shall pay any fees of such independent accountant incurred in connection therewith.

(h) Perfection of Liens.  Borrower shall take such action as may be necessary or as Lender may request in order to perfect and protect Lender’s Lien on the Collateral.  If requested by Lender, Borrower shall obtain a landlord and/or mortgagee’s consent and waiver with respect to the property where the Collateral is located.  If requested by Lender, Borrower shall conspicuously mark the Collateral with appropriate lettering, labels or tags, and maintain such markings, so as clearly to disclose Lender’s security interest in the Collateral.

(i) Title.  Borrower will at all times protect and defend, at its own cost and expense, its title from and against all claims, Liens and legal processes of creditors of Borrower (other than Lender), and keep all Collateral free and clear of all such claims, Liens and processes other than Permitted Liens.

(j) Financial Covenants.  Borrower agrees to comply with, and to cause the Guarantor to comply with, the financial covenants set forth on Schedule III, if any.

Section 6.02. Negative Covenants.  So long as the Loan shall remain unpaid, Borrower agrees that unless waived by Lender in writing:

(a) Liens.  Borrower will not create, incur or suffer to exist any Lien, assignment or transfer in, on or of any of the Collateral except for Permitted Liens.

(b) Fundamental Changes.  Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or, other than in the ordinary course of its business, convey, sell assign, lease, transfer, or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its property or assets.

(c) Sale of Collateral.  Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions), or agree to do any of the foregoing with respect to, all or any part of the Collateral, other than the sale of worn out or obsolete equipment in the ordinary course of business.

(d) Location or Name Changes.  Borrower will not change its location for purposes of Section 9-307 of the UCC or its name in any manner that could make any financing statement filed in connection with any Loan Document seriously misleading within the meaning of Section 9-506 of the UCC or any similar statute, unless it shall have given Lender at least 30 days’ prior written notice thereof.

Section 6.03. Indemnity.

(a) Whether or not covered by insurance, Borrower hereby assumes responsibility for and agrees to reimburse Lender, its affiliates and its and their respective officers, directors, employees and agents (individually and collectively, the “Indemnified Parties”) for and will indemnify, defend and hold the Indemnified Parties harmless from and against all liabilities, obligations, losses, damages, penalties, claims, suits, actions, proceedings, judgments, awards, amounts paid in settlements, obligations, debts, diminutions in value, fines, penalties, charges, fees, costs and expenses

(including reasonable attorneys’ fees and expenses) of whatsoever kind and nature, imposed on, incurred by or asserted against any Indemnified Party that in any way relate to or arise out of any of the Loan Documents, the transactions contemplated thereby or the Collateral, including, without limitation (collectively, the “Losses”), (i) the selection, manufacture, construction, acquisition, acceptance or rejection of the Collateral, (ii) the ownership of the Collateral, (iii) the delivery, installation, lease, possession, maintenance, use, condition, return or operation of the Collateral, (iv) the condition of the Collateral sold or otherwise disposed of after possession by Borrower, (v) any patent or copyright infringement, (vi) any act or omission on the part of Borrower, Guarantor or any of its or their officers, employees, agents, contractors, lessees, licensees or invitees, (vii) any misrepresentation or inaccuracy in any representation or warranty of Borrower or any Guarantor, or a breach of Borrower or any Guarantor of any of its covenants or obligations under any of the Loan Documents, (viii) any claim, loss, cost or expense involving alleged damage to the environment relating to the Collateral , including, without limitation, investigation, removal, cleanup and remedial costs, (ix) any personal injury, wrongful death or property damage arising under any statutory or common law or tort law theory, including, without limitation, damages assess for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Collateral, (x) any past, present or threatened, in writing, injury to, or destruction of, the Collateral, including, without limitation, costs to investigate and assess such injury or damage and (xi) any administrative process or proceeding or judicial or other similar proceeding (including, without limitation, any alternative dispute resolution process and any bankruptcy proceeding) in any way connected with any matter addressed in any of the Loan Documents; provided, however, that in no event shall Borrower be required to indemnify any of the Indemnified Parties for any Losses caused by an Indemnified Party’s willful misconduct, fraud or gross negligence.

(b) If any action or proceeding be commenced by a Person other than a Indemnified Party, to which action or proceeding the Indemnified Parties are made a party by reason of the execution or performance of this Agreement or any other Loan Document, or by an Indemnified Party in an action or proceeding to defend or uphold the Lien of this Agreement, all sums paid by the Indemnified Parties, for the expense of any litigation to prosecute or defend the rights and Lien created hereby or otherwise, shall be paid by Borrower to such Indemnified Parties, as the case may be, as hereinafter provided.  Borrower will pay and save the Indemnified Parties harmless against any and all liability with respect to any intangible personal property tax or similar imposition of any state or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by the Indemnified Parties in respect of this Agreement or any Obligation.

(c) All amounts payable to the Indemnified Parties under this Section shall be deemed Obligations secured by this Agreement and shall be payable immediately upon demand.  In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower, upon request of such Indemnified Parties, will, at Borrower’s expense, resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by Lender.  The obligations of Borrower under this Section shall survive the termination of this Agreement and not be merged with any applicable judgment.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Losses that is permissible under applicable law.

Section 6.04. Performance by Lender.  If Borrower at any time fails to perform or observe any of the covenants or agreements contained in this Agreement, Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender’s option, in Lender’s name) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments), and Borrower shall thereupon pay to Lender on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the lesser of the highest Default Rate then in effect or the highest rate permitted by law.  To facilitate the performance or observance by Lender of such covenants of Borrower, Borrower hereby irrevocably appoints Lender, or the delegate of Lender, acting alone, as the attorney in fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Agreement.

ARTICLE VII:  EVENTS OF DEFAULT

Section 7.01. Events of Default.  Each of the following events or occurrences shall constitute an “Event of Default”:

(a) Borrower shall default in the payment of any Obligation when due and such failure continues for 10 calendar days;

(b) Any representation or warranty of Borrower made in any Loan Document or any other writing or certificate furnished by or on behalf of Borrower pursuant to any Loan Document is or shall be incorrect when made in any material respect;

(c) Borrower shall fail to perform any of its obligations under Section 6.01(c), 6.01(f), 6.01(i), 6.01(j) or 6.02(a);

(d) Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items set forth elsewhere in this Section 7.01), and such default shall continue unremedied for a period of 30 calendar days after Borrower has actual knowledge thereof or has received notice by Lender thereof, unless the cure for such default takes longer than 30 calendar days and Borrower institutes and diligently pursues such cure within the initial 30 calendar day period, in which such event Borrower shall have such reasonable period of time as is necessary to cure such default but not to exceed 120 days without the consent of Lessor;

(e) The occurrence of an event of default or a breach or default, after the passage of all applicable notice and cure or grace periods provided therefor, under any other Loan Document or any other agreement between or among Borrower, any Guarantor or any of their Subsidiaries and Lender or any of its Affiliates;

(f) The occurrence of a default (however defined) under any instrument, agreement or other document evidencing or relating to, and the acceleration of, any indebtedness or other monetary obligation of Borrower, any Guarantor or any of their Subsidiaries having a principal amount (including, without limitation, the amount of any outstanding letters of credit), individually or in the aggregate, in excess of $5,000,000;

(g) Any judgment or order for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $5,000,000 shall be rendered against Borrower, any Guarantor or any of their Subsidiaries;

(h) The occurrence of any Change in Control;

(i) Borrower, any Guarantor or any of their Subsidiaries shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or Borrower, any Guarantor or any of their Subsidiaries shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of Borrower, any Guarantor or any of their Subsidiaries; or Borrower, any Guarantor or any of their Subsidiaries shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower, any Guarantor or any of their Subsidiaries; or any Individual Guarantor shall become disabled or die;

(j) Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower; Borrower, any Guarantor, any of their Subsidiaries or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document or any Lien granted thereunder; or any Lien securing (or required to secure) any Obligation shall, in whole or in part, cease to be a first priority perfected Lien subject only to Permitted Liens;

(k) The occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability under Title IV of ERISA of Borrower or any Guarantor or any of their Subsidiaries in an aggregate amount exceeding $5,000,000;

(l) Intentionally Omitted.

(m) Intentionally Omitted.

(n)           With respect to Borrower and the Guarantor, any default or an event of default (however defined) shall have occurred under (1) any loan or lease from, or guaranty or other financing obligation to, Lender or any of its affiliates, or (2) any other loan or lease from, or guaranty or other financing obligation to, any person not affiliated with Lender which in the case of this clause, either individually or in the aggregate are in excess of $5,000,000, and in each such case the applicable grace period for curing such default or event of default shall have expired;

Section 7.02. Remedies.  (a)  Following the occurrence of an Event of Default described in subsection (i) of Section 7.01, all of the outstanding principal amount of the Loans and other Obligations shall be due and payable and the Commitment (if not theretofore terminated) shall terminate, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and, as the case may be, the Commitment shall terminate.

(b)  Following the occurrence of any Event of Default and subject to subsection (a) of this Section, Lender may exercise, at its option, concurrently, successively or in any combination, all rights and remedies of a secured party in, to and against the Collateral granted by the UCC or otherwise available at law or in equity, including, without limitation:

(i) by notice to Borrower, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and/or, as the case may be, the Commitment shall terminate;

(ii) recover all fees and expenses (including, without limitation, reasonable attorneys’ fees) in connection with the collection or enforcement of the Obligations, which fees and expenses shall constitute additional Obligations of Borrower hereunder;

(iii) take immediate and exclusive possession of the Collateral, which constitutes personal property, or any part thereof, with or without any court order or other process of law and enter the premises where such Collateral is located and remove the same therefrom, or require Borrower to assemble and package such Collateral and make it available to Lender for its possession at a place designated by Lender;

(iv) sell, lease, sublease, hold or otherwise dispose of all or any part of the Collateral and hold, maintain, preserve and prepare the Collateral for sale until disposed of;

(v) act as, and Borrower hereby constitutes and appoints Lender, Borrower’s true, lawful and irrevocable attorney-in-fact (which appointment is coupled with an interest) to demand, receive and enforce payments and to give receipts, releases, satisfaction for and to sue for moneys payable to Borrower under or with respect to any of the Collateral, and actions taken pursuant to this appointment may be taken either in the name of Borrower or in the name of Lender with the same force and effect as if this appointment had not been made;

(vi) sue for specific performance of any Obligation or recover damages for breach thereof; and

(vii) exercise any one or more of the remedies available under any Loan Document.

Section 7.03. Use of Proceeds.  Any proceeds received by Lender in exercising the rights and remedies specified in Section 7.02 shall be first applied to pay the costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Lender as a result of an Event of Default.  Any proceeds remaining after payment of such costs and expenses shall be applied to the satisfaction of the Obligations as determined by Lender in its sole discretion and, unless Lender accepts the Collateral in full or partial satisfaction of the Obligations, any excess proceeds after satisfaction of all Obligations shall be paid to Borrower.

ARTICLE VIII:  MISCELLANEOUS PROVISIONS

Section 8.01. Waivers, Amendments.  No provision of this Agreement or any of the other Loan Documents shall be deemed waived or amended except by a written instrument setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.  No notice to or demand on Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.

Section 8.02. Notices.  All notices, certificates, requests, demands and other communications provided for hereunder or under any Loan Document shall be in writing and shall be (a) personally delivered or (b) sent by overnight courier of national reputation, and shall be deemed to have been given on (i) the date received if personally delivered and (ii) the next Business Day if sent by overnight courier.   All communications shall be addressed to the party to whom notice is being given at its Notice Address.

If notice to Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least 10 calendar days prior to the date of intended disposition or other action.

Section 8.03. Severability.  Any provision of this Agreement or any other Loan Document which is invalid, illegal or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 8.04. Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that only the original marked “ORIGINAL: 1 of 4” on the execution page thereof shall constitute chattel paper under the UCC.

Section 8.05. Further Assurance and Corrective Instruments.  Borrower hereby agrees that it will, from time to time, execute, acknowledge and deliver or authorize, as applicable, or cause to be executed, acknowledged and delivered or authorized, such further acts, instruments, conveyances, transfers and assurances and take such other actions, as Lender reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement or the other Loan Documents and any rights of Lender hereunder or thereunder.  Borrower hereby designates and appoints Lender as its agent, and grants to Lender a power of attorney (which is coupled with an interest), to execute on behalf of Borrower such additional documents and to take such other action.

Section 8.06. Time of the Essence.  Time is of the essence with respect to the performance by Borrower of the Obligations.

Section 8.07. Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between Lender and Borrower.  There are no other understandings, agreements, representations or warranties, written or oral, between Lender and Borrower with respect to the subject matter of this Agreement and the other Loan Documents.  Upon the execution and delivery of this Agreement and the other Loan Documents, any proposal or loan commitment with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect (except to the extent of the provisions therein concerning any Closing Fee), and the terms and conditions of this Agreement and the other Loan Documents shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposal or loan commitment.

Section 8.08. Governing Law.  THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 8.09. Successors and Assigns; Assignments by Lender.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.  Lender may assign, in whole or in part, its rights under this Agreement, including, without limitation, in connection with any assignment, participation and/or securitization.  Upon any assignment by Lender of its entire right and interest under the Loan Documents, Lender shall automatically be relieved, from and after the date of such assignment, of any liability for the performance of any obligation of Lender therein.

Section 8.10. Assignments, Participations and Securitizations.  Borrower acknowledges and agrees that a material inducement to Lender’s willingness to complete the transactions contemplated by the Loan Documents is that Lender may, at any time, complete an assignment, participation or securitization with respect to any Loan Document or any or all of the servicing rights with respect thereto.  In connection with any such assignment, participation or securitization:

(a) Borrower agrees to cooperate in good faith with Lender, including, without limitation, providing such documents, financial information and other information (“Information”) reasonably requested by Lender or any entity involved with respect to such assignment, participation or securitization; provided, however that the Information shall be subject to a confidentiality agreement reasonably satisfactory to Borrower;

(b) Borrower consents to Lender’s providing the Information, including any other information that Lender may now have or hereafter acquire with respect to Borrower or the Collateral to any entity involved with respect to such assignment, participation or securitization;  provided, however that the Information shall be subject to a confidentiality agreement reasonably satisfactory to Borrower;

(c) Notwithstanding anything to the contrary in any Loan Document, in the event that Lender assigns a Note, (i) the related Loan shall be deemed a separate loan that includes and incorporates each term and condition in this Agreement and the other Loan Documents related thereto, (ii) the term “Obligations” as used herein and in the Loan Documents with respect to any assignee shall mean only the Indebtedness and obligations evidenced by or related to the Notes held by the assignee and (iii) the term Collateral as used herein and in the Loan Documents with respect to such assignee shall mean only the Collateral described on the Collateral Schedules that specifically refer to the Notes held by such assignee; and

(d) If at least one, but not all, of the Loans is subject to an assignment, participation or securitization, Borrower, at Lender’s request, shall promptly execute (i) a separate loan agreement with respect to the Loans subject to assignment, participation or securitization which shall be in substantially the same form and substance as this Agreement but shall only apply with respect to Collateral corresponding to such Loans subject to an assignment, participation or securitization and (ii) an amendment to the Loan Documents to delete the Collateral corresponding to the Loans that are subject to assignment, participation or securitization.

Section 8.11. Waiver of Jury Trial.  LENDER AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, ANY DEALINGS BETWEEN LENDER AND BORROWER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY LOAN DOCUMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LENDER AND BORROWER.  BORROWER ACKNOWLEDGES AND AGREES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTION.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.12. Forum Selection and Consent to Jurisdiction.  BORROWER AND LENDER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL MAY BE FOUND.  BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 8.13. Waiver of Certain Claims.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND THE GUARANTOR SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, LENDER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST BORROWER AND THE GUARANTORS ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMANGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

[REMAINDER OF PAGE INTENTIONALLY BLANK; EXECUTION PAGE FOLLOWS.]